                                                                   EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 14, 1999 (except for Note 10 as to which the date is December 1, 1999), in the Registration Statement (Form S-1) and related Prospectus of Vignette Corporation for the registration of shares of its common stock.

Austin, Texas
December   , 1999

-------------------------------------------------------------------------------

The foregoing consent is in the form that will be signed upon the completion of the two-for-one forward stock split payable on December 1, 1999 that is to be effected in the form of a stock dividend by the Company as described in
Note 10 to the consolidated financial statements.

                                            /s/ Ernst & Young LLP

Austin, Texas
November 15, 1999